Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements/Brian Korb
Chief Financial Officer	415-392-3385
650-934-5200	646-378-2923

VIVUS RECEIVES FDA APPROVAL OF EVAMIST NDA

VIVUS Eligible to Receive Milestone Payment of $140,000,000 from KV Pharmaceutical

MOUNTAIN VIEW, Calif. — July 30, 2007 — VIVUS, Inc. (NASDAQ: VVUS) today announced that it has received US Food and Drug Administration (“FDA”) approval for the marketing of Evamist™, a metered dose transdermal estradiol spray for the treatment of moderate to severe vasomotor symptoms due to menopause.  Evamist is the first estradiol transdermal spray approved by the FDA.

VIVUS previously announced the agreement with KV Pharmaceutical Company (“KV”) for the grant of a sublicense of exclusive rights and sale of assets related to Evamist on March 30, 2007 (the “Transaction”).  At the closing of the Transaction in May 2007, VIVUS received a cash payment of $10 million.  Under the terms of the Transaction, VIVUS is also eligible to receive an additional $140 million cash payment upon the approval of the New Drug Application (“NDA”) for Evamist.  The payment is expected five days after the transfer of the NDA to KV.  VIVUS is expected to transfer and assign the NDA to KV by August 3, 2007.  In the future, VIVUS may also receive certain one-time milestone payments of up to $30 million based on net annual sales of Evamist.

“The approval of Evamist by the FDA represents an important milestone in the history of VIVUS. We are proud to have taken this product from concept to approval in a little over 3 years.  The Development team at VIVUS should be commended for the dedication in making this project a success,” said Leland F. Wilson, president and chief executive officer for VIVUS.  “We believe KV will do an excellent job of launching Evamist.  Their existing presence in the OB/GYN community combined with their dedicated specialty sales force of over 280 reps should allow them to make the benefits of Evamist known to patients in a timely fashion.”

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040      Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Important Safety Information

The following does not include all the information needed to use Evamist safely and effectively.  Please read the full prescribing information for Evamist. There is an increased risk of endometrial cancer in women with a uterus who use unopposed estrogens.  Estrogens with or without progestins should not be used for the prevention of cardiovascular disease or dementia.

Women’s Health Initiative substudies reported increased risks of stroke, deep vein thrombosis, pulmonary embolism, invasive breast cancer, myocardial infarction, and probable dementia.

Estrogens should be used with or without progestins at the lowest dose and for the shortest duration consistent with treatment goals and individual risks.  The most common side effects of Evamist reported in clinical studies include: headache, breast tenderness and nipple pain, nausea, back pain, arthralgia, and inflammation of the nasal passage and pharynx.  Application site reactions were reported in 3 out of 226 (1.3%) women treated with Evamist.  You should contact your healthcare provider if you have any symptoms that concern you.

About Menopause

Approximately two million American women reach the age of 50 each year. Women naturally enter into menopause between the ages of 45 and 55; however, surgical menopause may happen at any age. Menopausal symptoms occur when the ovaries stop producing estrogen. Symptoms include hot flashes, discomfort or pain during sexual intercourse due to vaginal atrophy (thinning of the vagina), and changes in skin and hair.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health. VIVUS has three investigational products that are positioned to enter Phase 3 clinical trials.  The investigational pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

About KV Pharmaceutical Company

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. For further information about KV Pharmaceutical Company, please visit the company’s corporate website at www.kvpharmaceutical.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,”

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040      Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

 among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; the pivotal trial design, the number of patients required and cost estimates to complete all the necessary studies of Qnexa and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040      Tel 650-934-5200   Fax 650-934-5389  www.vivus.com